Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Barnwell Industries, Inc.:
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Barnwell Industries, Inc. of our report dated December 16, 2020, with respect to the consolidated balance sheet as of September 30, 2020 of Barnwell Industries, Inc. and subsidiaries, and related consolidated statements of operations, comprehensive loss, equity, and cash flows for the year ended September 30, 2020, which report appears in the entity’s Annual Report on Form 10-K for the year ended September 30, 2020.
/s/ WEAVER AND TIDWELL, L.L.P.
Dallas, Texas
December 17, 2020